UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 23, 2015

DARLING INGREDIENTS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2014, Darling Ingredients Inc. (the “Company”) announced the resignation of Colin Stevenson from his position as Executive Vice President - Global Finance and Administration, effective as of such date. Mr. Stevenson’s last day of active employment with the Company was December 31, 2014 (“Last Day of Active Employment”).

On February 23, 2015, Mr. Stevenson and the Company entered into a Separation Agreement and Release of Claims (the “Separation Agreement”). The Separation Agreement provides for certain separation pay and benefits to be provided to Mr. Stevenson, including:

(a)
Two separation cash payments in the amounts of $750,000, which equates to 18 months of his annual base salary, and $630,000, which represents the value of earned equity awards and is in recognition of contributions made to the Company, each payable in a lump sum, subject to taxes and other withholding;

(b)
Mr. Stevenson will remain eligible to receive his annual incentive bonus with respect to 2014 to the extent it is earned based on the applicable performance criteria under the terms of the Company’s 2014 executive compensation program (the “2014 Program”), provided that the Company shall determine the amount of any such earned bonus as if Mr. Stevenson had achieved 100% of his individual performance goals under the 2014 Program;

(c)
Mr. Stevenson will remain eligible to receive a cash payment equal to one-fourth of his restricted stock award, payable in accordance with and subject to the terms of the long-term incentive portion of the 2014 Program; and

(d)
Mr. Stevenson will remain eligible to vest with respect to one-third of his performance units under his Performance Unit Award Agreement dated January 17, 2014 with the Company to the extent such units are earned based on the applicable performance criteria under the terms of such award, which units, if any, will be paid in cash.

Additionally, Mr. Stevenson reaffirmed his promises and agreements in Section 6(a)-(d) of his Senior Executive Termination Benefits Agreement with the Company dated as of September 1, 2012, as amended on April 23, 2013. He also waived and released any and all claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INGREDIENTS INC.

Date: February 27, 2015	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President and General Counsel

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